Exhibit 23.12

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Seven Hundred Seventy 7, Inc.

We consent to the use of our report dated November 11, 2017 solely with respect to the financial statements of Seven Hundred Seventy 7, Inc. as of September 30, 2017 and the related statements of operations, shareholders’ deficit and cash flows for the period from July 18, 2017 (inception) through September 30, 2017. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

August 30, 2018

/S/ Michael Gillespie & Associates, PLLC